Exhibit 99.1

Optimer Pharmaceuticals Reports Third Quarter 2011 Financial Results

Optimer will host a webcast and conference call at 5:00 p.m. ET today

SAN DIEGO — November 3, 2011 — Optimer Pharmaceuticals, Inc. (NASDAQ: OPTR) today announced the Company’s financial results for the quarter ended September 30, 2011.

Optimer reported total revenues for the third quarter of 2011 of $11.1 million, compared $669,000 for the third quarter in 2010. This includes net product sales of $10.6 million recognized from the sale of DIFICID™. Optimer recognizes product sales of DIFICID upon delivery of product to its wholesalers.

•                  For the quarter ended September 30, 2011, the $10.6 million in net sales to wholesalers reflected a total of 4,335 DIFICID treatments

•                  2,505 DIFICID treatments were shipped from wholesalers to hospitals, retail pharmacies and long-term care facilities in the quarter ended September 30, 2011

•                  535 hospitals had ordered DIFICID as of September 30, 2011

•                  304 hospitals had placed DIFICID on formulary, and 346 hospital formulary reviews were pending as of October 21, 2011.

“In only a few months since our first DIFICID sale on July 19th we’ve seen significant interest in DIFICID converting into uptake and adoption. We reported $10.6 million in sales to our wholesalers in the third quarter, and we expect continued strong uptake as the launch progresses,” said Pedro Lichtinger, President and CEO of Optimer. “This confirms our belief that DIFICID meets the need for a Clostridium difficile-associated diarrhea treatment addressing the problem of recurrence by providing a sustained clinical response. As the medical community becomes more familiar with and recognizes the value of DIFICID, we anticipate that adoption will continue.”

Optimer reported a net loss for the third quarter of 2011 of $26.4 million, or ($0.57) per share, on both a basic and diluted basis, as compared to a net loss for the third quarter of 2010 of $11.8 million, or ($0.30) per share, on both a basic and diluted basis.

Selling, general and administrative expense for the third quarter of 2011 was $26.9 million, compared to $4.8 million for the third quarter of 2010, an increase of $22.1 million. The increase was related to the build-up of Optimer’s commercial infrastructure for the launch of DIFICID as well as a significant increase in related marketing expenses.  In addition, Optimer expensed $2.9 million of service fees in the third quarter of 2011 under its co-promotion agreement with Cubist Pharmaceuticals, Inc.

Research and development expense for the third quarter of 2011 was $10.4 million, compared to $8.1 million for the third quarter of 2010, an increase of $2.3 million. The increase was primarily due to higher health economics research, pharmacovigilance, medical affairs and publication expenses. The increase was offset by a decrease in DIFICID and Pruvel development expenses.

As of September 30, 2011, Optimer held cash, cash equivalents and short-term investments of $129.4 million and had 46,645,252 shares outstanding.

DIFICID Launch Update

1. DIFICID Sales

For the period of July 19, 2011, the date of DIFICID’s first sales, through September 30, 2011, DIFICID’s net sales of $10.6 million represent 4,335 treatments shipped from Optimer’s distribution facility to its wholesalers, of which 2,505 treatments were shipped from the wholesalers to hospital pharmacies, retail pharmacies and long-term care facilities.

Of the 2,505 treatments shipped from wholesalers to hospital pharmacies, retail pharmacies and long-term care facilities during the third quarter of 2011, 884 treatments were shipped in August, the first full month of DIFICID sales. In September, which includes sales for a five week period, Optimer’s wholesalers shipped 1,400 treatments.

2. Hospital Formularies

As of October 21, 2011, DIFICID was on formulary at 304 hospitals.  As of September 30, 2011, approximately 535 hospitals had ordered and dispensed DIFICID in their facilities, and 41% of hospital orders were repeat orders.

3. Patient Access

Optimer estimates 84% of targeted health plan lives currently have access to DIFICID.  As of October 21, 2011, 324 patients have been provided access to DIFICID via the company’s Patient Assistance Program.

4. Medical Affairs/Education

Optimer’s medical affairs team has been communicating with the medical community to help educate physicians about Clostridium difficile-associated diarrhea (CDAD) and the clinical benefits DIFICID can potentially have in treating CDAD patients. In addition to active participation at medical conferences such as the ICAAC and IDSA annual meetings, since launch Optimer has completed or sponsored more than 200 programs, symposia and other events attracting more than 10,000 attendees or participants.

Additional Business Updates

•                  In September 2011, Optimer and its collaboration partner, Astellas Pharma Europe Ltd., received a positive opinion from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency for DIFICLIR™ (fidaxomicin) tablets for the treatment of adults suffering from a Clostridium difficile  infection

•                  In October 2011, Optimer established a Canadian subsidiary and appointed a country manager to support efforts to sell DIFICID directly into Canadian markets, if approved. In addition, the company filed a New Drug Submission to Health Canada for DIFICID in the treatment of CDAD and was granted a priority review from the Canadian authorities

•                  In November 2011, the Company made a strategic decision to discontinue the development of Pruvel (prulifloxacin) as a treatment for traveler’s diarrhea.  The Company notified Nippon Shinyaku, Co. Ltd. of its decision to terminate the license agreement for Pruvel and will return all rights to the compound to Nippon Shinyaku

Conference Call and Webcast

The Company will host both a conference call and webcast to discuss its third quarter financial results and to provide a corporate update today at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).

The conference call may be accessed by dialing (877) 280-7280 for domestic callers and +1 (678) 825-8232 for international callers.  Please specify to the operator that you would like to join the “Optimer Earnings Call.” The conference call will be webcast live under the Investors section of Optimer’s website at www.optimerpharma.com, where it will be archived for 30 days following the call.

About Optimer

Optimer Pharmaceuticals, Inc. is a global biopharmaceutical company focused on discovering, developing and commercializing innovative hospital specialty products that have a positive impact on society. Optimer has developed and is commercializing DIFICID™ (fidaxomicin) tablets, an FDA-approved antibacterial drug for the treatment of adult patients with Clostridium difficile-associated diarrhea (CDAD). Optimer is seeking marketing authorization for fidaxomicin in the European Union and Canada and is exploring marketing authorization in other parts of the world where C. difficile has emerged as a serious health problem, including Asia. Additional information can be found at http://www.optimerpharma.com.

Forward Looking Statements

Statements included in this press release that are not a description of historical facts are forward-looking statements, including without limitation statements related to Optimer’s expectations of future sales and adoption of DIFICID and projections regarding the results and trends of the DIFICID launch. Words such as “believes”, “would”, “anticipates”, “plans”, “expects”, “may”, “intend”, “will”, and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Optimer that any of its plans will be achieved. These forward-looking statements are based on management’s expectations on the date of this release.

Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Optimer’s business including, without limitation, risks relating to: Optimer’s ability to continue driving adoption and use of DIFICID, whether healthcare professionals will prescribe DIFICID, the extent to which DIFICID receives reimbursement coverage from healthcare payers and government agencies, the extent to which DIFICID will be accepted on additional hospital formularies and the timing of hospital formulary decisions, Optimer’s ability to successfully coordinate commercialization efforts with Cubist Pharmaceuticals under its co-promotion agreement, whether Optimer will be able to realize expected benefits under its co-promotion agreement with Cubist, the fact that past results may not be predictive of future results or performance, the possibility of alternative means of preventing or treating DIFICID impacting adoption and sales of DIFICID, Optimer’s ability, though its third party manufacturers and logistics providers, to maintain a sufficient supply of DIFICID to meet demand, and other risks detailed in Optimer’s filings with the Securities and Exchange Commission.  Forward-looking statements speak only as of the date of this release, and Optimer undertakes no obligation to update or revise these statements, except as may be required by law

Contacts

Optimer Pharmaceuticals, Inc.

David Walsey, Vice President, Investor Relations and Corporate Communications

858-909-0736

Canale Communications, Inc.

Jason I. Spark, Senior Vice President

619-849-6005

Optimer Pharmaceuticals, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues:
Product revenue, net	$10,551,820	$—	$10,551,820	$—
Licensing	—	—	69,165,000	824,010
Research grants	500,264	669,137	645,197	500,000
Total revenues	11,052,084	669,137	80,362,017	1,324,010
Cost and expenses:
Cost of product sales	615,955	—	615,955	—
Cost of licensing	—	—	4,273,532	—
Research and development	10,405,459	8,076,278	29,074,229	25,857,108
Selling, general and administrative	26,944,688	4,844,216	53,511,685	11,844,428
Total operating expenses	37,966,102	12,920,494	87,475,401	37,701,536
Loss from operations	(26,914,018)	(12,251,357)	(7,113,384)	(36,377,526)
Interest income and other, net	108,431	22,894	227,533	101,391
Consolidated net loss	$(26,805,587)	$(12,228,463)	$(6,885,851)	$(36,276,135)
Net loss attributable to noncontrolling interest	378,916	391,375	1,353,204	882,395
Net loss attributable to Optimer Pharmaceuticals, Inc.	$(26,426,671)	$(11,837,088)	$(5,532,647)	$(35,393,740)
Net loss per share - basic and diluted	$(0.57)	$(0.30)	$(0.12)	$(0.95)
Weighted average number of shares used to compute net loss per share - basic and diluted	46,624,390	38,816,782	45,269,621	37,389,070

Optimer Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets

	September 30	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,269,197	$19,861,924
Short-term investments	82,095,782	29,553,506
Accounts receivable, net	7,995,785	—
Inventory	2,245,162	—
Prepaid expenses and other current assets	3,568,880	516,859
Total current assets	143,174,806	49,932,289
Property and equipment, net	2,066,965	697,683
Long-term investments	882,000	882,000
Other assets	1,389,727	508,190
Total assets	$147,513,498	$52,020,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,305,062	$2,307,820
Accrued expenses	8,800,182	2,385,046
Total current liabilities	15,105,244	4,692,866
Deferred rent	163,303	141,138
Stockholders’ equity	132,244,951	47,186,158
Total liabilities and stockholders’ equity	$147,513,498	$52,020,162